200 East Randolph Drive Chicago, Illinois 60601

312 861-2000	Facsimile:
312 861-2200
www.kirkland.com
Exhibit 5.1
May 1, 2007
Protection One Alarm Monitoring, Inc.
     and the Guarantors set forth below
1035 N. 3rd Street, Suite 101
Lawrence, Kansas 66044
          Re:     Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special legal counsel to Protection One Alarm Monitoring, Inc., a Delaware corporation (the “Issuer”), Protection One, Inc., a Delaware corporation (the “Parent Guarantor”) and each of the other guarantors listed on Schedule A hereto (collectively with the Parent Guarantor, the “Guarantors” and, collectively with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $115,345,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2011, Series B (the “Exchange Notes”) and the registration by the Guarantors of the guarantees of the Exchange Notes (the “Exchange Guarantees”) pursuant to a Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2007 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, hereinafter referred to as the “Registration Statement”).
     The Exchange Notes and the Exchange Guarantees will be issued pursuant to an Indenture, dated as of April 2, 2007 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors and Wells Fargo Bank, N.A., as trustee. The Exchange Notes and the Exchange Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 12% Senior Secured Notes due 2011 (the “Existing Notes”) and the guarantees thereof, of which $115,345,000 in aggregate principal amount are subject to the exchange offer pursuant to the Registration Statement.
     In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrants with respect to the issuance of the Exchange Notes and the Exchange Guarantees, (ii) the Indenture, (iii) the Registration Statement and (iv) the Registration

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Protection One Alarm Monitoring, Inc.
May 1, 2007

Rights Agreement, dated as of April 2, 2007, by and among Issuer and certain holders of the Existing Notes.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.
     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of the parties to obtain certain remedies.
     Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Existing Notes, the Exchange Notes will be binding obligations of the Issuer and the Exchange Guarantees will be binding obligations of the Guarantors.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     Our advise on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware, except that for purposes of our opinion that the Exchange Notes and the Exchange Guarantees will be binding obligations of each of the Registrants, we have concluded the Indenture has been duly authorized, executed and delivered and the Exchange Notes and Exchange Guarantees have been duly authorized by each of the Registrants based solely on a review of the applicable state corporate statutes of the States of Florida (with respect to Security Monitoring Services, Inc.), Massachusetts (with respect to Protection One Alarm Monitoring of Mass, Inc.), Nevada (with respect to American Home Security, Inc.) and New Jersey (with respect to Criticom International

Protection One Alarm Monitoring, Inc.
May 1, 2007

Corporation and Monital Signal Corporation). We note that we are not admitted to practice in the States of Florida, Massachusetts, Nevada and New Jersey and, as such, our conclusions as to due authorization, execution and delivery are based solely on our review of the provisions of the above referenced state corporate statutes as such statutes relate to the Registrants without regard to regulations promulgated thereunder or any judicial interpretation thereof. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York or Delaware be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
Sincerely,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

Schedule A
List of Guarantors

Guarantor	Jurisdiction of Formation
Security Monitoring Services, Inc.	Florida
Network Multi-Family Security Corporation	Delaware
Protection One Data Services, Inc.	Delaware
Protection One Alarm Monitoring of Mass, Inc.	Massachusetts
Protection One Systems, Inc.	Delaware
Integrated Alarm Services Group, Inc.	Delaware
Criticom International Corporation	New Jersey
Monital Signal Corporation	New Jersey
Integrated Alarm Services, Inc.	Delaware
American Home Security, Inc.	Nevada
National Alarm Computer Center, Inc.	Delaware
Everest Video Systems, L.L.C.	Delaware

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